Pricing Supplement
To underlying supplement no. 1 dated September 29, 2009,
product supplement BF dated May 9, 2011,
prospectus supplement dated September 29, 2009
and prospectus dated September 29, 2009
Pricing Supplement No. 1451BF/A† Registration Statement No. 333-162195 Dated February 21, 2012; Rule 424(b)(3)
Deutsche Bank AG
Structured Investments	Deutsche Bank AG, London Branch $4,000,000 12-Month Autocallable Securities Linked to the S&P 500® Index and the Russell 2000® Index due February 14, 2013
General
•
The 12-Month Autocallable Securities (the “securities”) linked to the S&P 500® Index and the Russell 2000® Index (each, a “Reference Underlying”) are linked to the individual performance of two Reference Underlyings and will pay a Coupon at a rate of 7.30% per annum, as described below. The securities will be automatically called if the Closing Level of each Reference Underlying is equal to or greater than its Initial Level on any Call Date. Following an Automatic Call, the securities will cease to be outstanding and no additional Coupon will accrue or be payable. Investors should be willing to lose a significant portion or all of their initial investment if a Knock-In Event occurs with respect to either Reference Underlying. Any payment on the securities, including the Coupon payments and payment upon an Automatic Call or at maturity, are subject to the credit of the Issuer.

•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	Senior unsecured obligations of Deutsche Bank AG maturing February 14, 2013††.
•	The securities priced on February 10, 2012 (the “Trade Date”) and are expected to settle on February 15, 2012 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Reference Underlyings:		Ticker Symbol	Initial Level	Threshold Level
	S&P 500® Index	SPX	1,342.64	805.58
	Russell 2000® Index	RTY	813.33	488.00
Coupon:	7.30% per annum, provided that the Coupon will not accrue following an Automatic Call.
Coupon Payment Dates††:	Unless previously automatically called, Coupon payments will be made on the securities in arrears on May 15, 2012, August 15, 2012, November 15, 2012 and February 14, 2013 (the Maturity Date).
Automatic Call:
The securities will be automatically called if the Closing Level of each Reference Underlying is equal to or greater than its respective Initial Level on any Call Date. Payment of the Redemption Amount plus the accrued and unpaid Coupon for the relevant coupon period will be made on the Call Settlement Date. No Coupon will accrue or be payable following an Automatic Call.

Redemption Amount upon Automatic Call:
If the securities are automatically called, you will be entitled to receive a Redemption Amount in cash per $1,000 Face Amount of securities equal to $1,000 (excluding any Coupon payment). The Call Date and Redemption Amount applicable to each Call Settlement Date are set forth in the table below.

Call Date††	Call Settlement Date††	Redemption Amount (per $1,000 Face Amount of securities)
May 10, 2012	May 15, 2012	$1,000.00
August 10, 2012	August 15, 2012	$1,000.00
November 12, 2012	November 15, 2012	$1,000.00
February 11, 2013 (Final Valuation Date)	February 14, 2013 (Maturity Date)	$1,000.00
Payment at Maturity:
If the securities are not automatically called, the payment you will receive at maturity (excluding any Coupon payment) will depend on the individual performance of each Reference Underlying and whether a Knock-In Event has occurred.

•  If a Knock-In Event has not occurred, you will receive a cash payment per security equal to the Face Amount.
•  If a Knock-In Event has occurred, you will receive a cash payment per security equal to the Face Amount plus the product of the Face Amount and the Reference Underlying Return of the Laggard Reference Underlying.
If a Knock-In Event has occurred, the Laggard Reference Underlying will be negative, and you will lose 1.00% of the Face Amount for every 1.00% the Final Level of the Laggard Reference Underlying is below its Initial Level. Accordingly, you will lose a significant portion or all of your initial investment. Any payment at maturity is subject to the credit of the Issuer.

(Key Terms continued on next page)
† This amended and restated pricing supplement amends and restates pricing supplement No. 1451BF in its entirety. We refer to this amended and restated pricing supplement as “pricing supplement.”
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 6 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Fees(1)	Proceeds to Issuer
Per Security	$1,000.00	$8.50	$991.50
Total	$4,000,000.00	$34,000.00	$3,966,000.00
(1)  Please see “Supplemental Plan of Distribution” in this pricing supplement for information about fees.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

JPMorgan
Placement Agent
February 21, 2012

(Key Terms continued from previous page)

Laggard Reference Underlying:
The Reference Underlying with the lower Reference Underlying Return on the Final Valuation Date. If the calculation agent determines that the two Reference Underlyings have equal Reference Underlying Returns, then the calculation agent will, in its sole discretion, designate either of the Reference Underlyings as the Laggard Reference Underlying.

Reference Underlying Return:	For each Reference Underlying, the Reference Underlying Return will be calculated as follows:
Final Level – Initial Level Initial Level
Threshold Level:	For each Reference Underlying, 60.00% of the Initial Level, as set forth in the table above.
Knock-In Event:	A Knock-In Event occurs if the Final Level of either Reference Underlying is less than its respective Threshold Level.
Initial Level:	For each Reference Underlying, the Closing Level of such Reference Underlying on the Trade Date, as set forth in the table above.
Final Level:	For each Reference Underlying, the Closing Level of such Reference Underlying on the Final Valuation Date.
Closing Level:	For each Reference Underlying, the official closing level of such Reference Underlying on the relevant date of calculation.
Trade Date:	February 10, 2012
Final Valuation Date††:	February 11, 2013
Maturity Date††:	February 14, 2013
Listing:	The securities will not be listed on any securities exchange.
CUSIP/ISIN	2515A1GZ8/ US2515A1GZ85
†† Subject to postponement as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

You should read this pricing supplement together with underlying supplement No. 1 dated September 29, 2009, product supplement BF dated May 9, 2011, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Underlying supplement No. 1 dated September 29, 2009:
http://sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

Product supplement BF dated May 9, 2011:
http://www.sec.gov/Archives/edgar/data/1159508/000119312511132612/d424b21.pdf

Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Hypothetical Examples of Amounts Payable on the Securities

The tables and hypothetical examples set forth below are for illustrative purposes only. The actual returns applicable to a purchaser of the securities will be determined on a Call Date or on the Final Valuation Date, as applicable. The following results are based solely on the hypothetical example cited below. You should consider carefully whether the securities are suitable to your investment goals.

If the securities are called:

The following table illustrates the hypothetical payments on the securities (excluding Coupon payments) upon an Automatic Call on each Call Date.

Call Date	Call Settlement Date	Redemption Amount (per $1,000 Face Amount of securities)
May 10, 2012	May 15, 2012	$1,000.00
August 10, 2012	August 15, 2012	$1,000.00
November 12, 2012	November 15, 2012	$1,000.00
February 11, 2013 (Final Valuation Date)	February 14, 2013 (Maturity Date)	$1,000.00

If the securities are called, the investor will receive a Redemption Amount of $1,000.00 (excluding Coupon payments). Payment of the Redemption Amount plus any accrued and unpaid Coupon for the relevant coupon period will be made on the Call Settlement Date. No Coupon will accrue or be payable following an Automatic Call.

If the securities are not called:

The table below illustrates the hypothetical Payments at Maturity per $1,000 Face Amount of securities for a hypothetical range of performance if the securities are not subject to an Automatic Call. The hypothetical Payments at Maturity set forth below assume an Initial Level of 1,000.00 and a Threshold Level of 600.00 for the Laggard Reference Underlying. The actual Initial Level and Threshold Level for each Reference Underlying are indicated on the cover of this pricing supplement. The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

We make no representation or warranty as to which of the Reference Underlyings will be the Laggard Reference Underlying for the purposes of calculating the payment on the Maturity Date. The Laggard Reference Underlying may not be the only Reference Underlying that caused the Knock-In Event.

	The Closing Level of each of the Reference Underlyings is greater than or equal to the Threshold Level on the Final Valuation Date		The Closing Level of either of the Reference Underlyings is less than the Threshold Level on the Final Valuation Date
Final Level of the Laggard Reference Underlying	Payment at Maturity (excluding Coupon payments) ($)	Return on the Securities at Maturity (%)	Return of the Laggard Reference Underlying (%)	Payment at Maturity (excluding Coupon payments) ($)	Return on the Securities at Maturity (%)
2,000.00	N/A	N/A	N/A	N/A	N/A
1,900.00	N/A	N/A	N/A	N/A	N/A
1,800.00	N/A	N/A	N/A	N/A	N/A
1,700.00	N/A	N/A	N/A	N/A	N/A
1,600.00	N/A	N/A	N/A	N/A	N/A
1,500.00	N/A	N/A	N/A	N/A	N/A
1,400.00	N/A	N/A	N/A	N/A	N/A
1,300.00	N/A	N/A	N/A	N/A	N/A
1,200.00	N/A	N/A	N/A	N/A	N/A
1,100.00	N/A	N/A	N/A	N/A	N/A
1,000.00	N/A	N/A	N/A	N/A	N/A
900.00	$1,000.00	0.00%	N/A	N/A	N/A
800.00	$1,000.00	0.00%	N/A	N/A	N/A
700.00	$1,000.00	0.00%	N/A	N/A	N/A
600.00	$1,000.00	0.00%	N/A	N/A	N/A
500.00	N/A	N/A	-50.00%	$500.00	-50.00%

400.00	N/A	N/A	-60.00%	$400.00	-60.00%
300.00	N/A	N/A	-70.00%	$300.00	-70.00%
200.00	N/A	N/A	-80.00%	$200.00	-80.00%
100.00	N/A	N/A	-90.00%	$100.00	-90.00%
00.00	N/A	N/A	-100.00%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the returns set forth in the table above are calculated.

Example 1: The securities have not been automatically called, the Closing Level of each Reference Underlying is not less than the Threshold Level of 600 on the Final Valuation Date and the Final Level of the Laggard Reference Underlying of 900 is less than the Initial Level of 1,000. Because the Final Level of the Laggard Reference Underlying of 900 is not less than the Threshold Level of 600, a Knock-In Event has not occurred, and the investor receives a Payment at Maturity of $1,000.00 per Face Amount of securities.

Example 2: The securities have not been automatically called, the Closing Level of either Reference Underlying is less than the Threshold Level of 600 on the Final Valuation Date and the Final Level of the Laggard Reference Underlying of 500 is less than the Initial Level of 1,000. Because the Final Level of the Laggard Reference Underlying of 500 is less than the Threshold Level of 600, a Knock-In Event has occurred, and consequently, the investor loses 1.00% for every 1.00% the Final Level of the Laggard Reference Underlying declines below its Initial Level. As a result, the investor receives a Payment at Maturity of $500.00 per Face Amount of securities.

Selected Purchase Considerations

•
THE SECURITIES OFFER A HIGHER COUPON THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The securities will pay a coupon that accrues at a rate of 7.30% per annum, which we believe is higher than the yield received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating. Because the securities are our senior unsecured obligations, any Coupon payment, Redemption Amount upon an Automatic Call or Payment at Maturity is subject to the credit of the Issuer.

•
POTENTIAL EARLY EXIT AS A RESULT OF AUTOMATIC CALL FEATURE — While the original term of the securities is approximately 12 months, the securities will be called before maturity if the Closing Level of each Reference Underlying is equal to or greater than its respective Initial Level on any Call Date and you will be entitled to receive a Redemption Amount of $1,000 per Face Amount of securities on the Call Settlement Date.

•
COUPON PAYMENTS — Unless previously automatically called, Coupon payments will be made on the securities in arrears on May 15, 2012, August 15, 2012, November 15, 2012 and February 14, 2013 (the Maturity Date).

•	RETURN LINKED TO THE INDIVIDUAL PERFORMANCE OF TWO REFERENCE UNDERLYINGS — The securities are linked to the individual performance of the S&P 500® Index and the Russell 2000® Index.

S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. This is just a summary of the S&P 500® Index. For more information on the S&P 500® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Indices – The S&P 500® Index” in the accompanying underlying supplement No. 1 dated September 29, 2009.

Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Russell 2000® Index measures the composite price performance of stocks of approximately 2,000 companies domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. This is just a summary of the Russell 2000® Index. For more information on the Russell 2000® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Russell Indices – Russell 2000® Index” in the accompanying underlying supplement No. 1 dated September 29, 2009.

•
TAX CONSEQUENCES — Due to the lack of controlling legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. Our special tax counsel, Davis Polk & Wardwell LLP, believes that it is reasonable to treat a security for U.S. federal income tax purposes as a put option (the “Put Option”) written by you to us with respect to the Laggard Reference Underlying, secured by a cash deposit equal to the Issue Price of the security (the “Deposit”), which will bear an annual yield based on our cost of borrowing of 0.46%, paid quartetly. Our special tax counsel has advised, however, that they are unable to conclude that it is more likely than not that this treatment will be upheld, and that alternative treatments are possible that could materially and adversely affect the timing and character of income or loss on your securities. If this treatment is respected, only a portion of each Coupon payment will be attributable to interest on the Deposit; the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”). Interest on the Deposit will be taxed as ordinary interest income, while the Put Premium will not be taken into account prior to the sale, exchange or maturity of the securities.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Reference Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — If the securities are not automatically called, you will receive your initial investment at maturity so long as the Closing Level of each of the Reference Underlyings is greater than or equal to its respective Threshold Level on the Final Valuation Date. However, if the Closing Level of any of the Reference Underlyings is less than its respective Threshold Level on the Final Valuation Date, a Knock-In Event will have occurred and you will lose 1.00% of the Face Amount for every 1.00% the Final Level of the Laggard Reference Underlying is below the Initial Level. Accordingly, you will lose a significant portion or all of your initial investment in the securities.

•
YOUR RETURN ON THE SECURITIES IS LIMITED TO THE FACE AMOUNT PLUS COUPONS REGARDLESS OF ANY APPRECIATION IN THE REFERENCE UNDERLYINGS — The securities will not pay more than the Face Amount, plus the accrued and unpaid Coupon, at maturity or upon an Automatic Call. You will not receive the appreciation of any Reference Underlying even if the Final Level of each Reference Underlying is greater than or equal to its respective Initial Level. The maximum Redemption Amount upon Automatic Call or Payment at Maturity will be $1,000 per Face Amount (excluding Coupon payments) of securities, regardless of the appreciation of either Reference Underlying.

•
THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS —  The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any Coupon payment, Payment at Maturity or Redemption Amount upon an Automatic Call, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the Coupon payment, Payment at Maturity or Redemption Amount upon an Automatic Call owed to you under the terms of the securities.

•
REINVESTMENT RISK — If your securities are called early, the term of the securities may be reduced to as short as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to the Maturity Date.

•
IF THE SECURITIES ARE NOT CALLED AND A KNOCK-IN EVENT OCCURS, YOUR PAYMENT AT MATURITY WILL BE DETERMINED SOLELY BY THE LAGGARD REFERENCE UNDERLYING — If the securities are not called and a Knock-In Event occurs, the payment you receive at maturity will be determined solely by reference to the Laggard Reference Underlying.

•
NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of stocks comprising the Reference Underlyings would have.

•
YOUR INVESTMENT IS EXPOSED TO A DECLINE IN THE LEVEL OF EACH REFERENCE UNDERLYING — Your return on the securities, if any, and the Redemption Amount upon an Automatic Call and Payment at Maturity are not linked to a basket consisting of the Reference Underlyings. Rather, the Redemption Amount upon an Automatic Call and Payment at Maturity will be determined by reference to the performance of each individual Reference Underlying. Unlike an instrument with a return linked to a basket, in which risk is mitigated and diversified among all of the basket components, you will be exposed equally to the risks related to each of the Reference Underlyings. Poor performance by either of the Reference Underlyings over the term of the securities may negatively affect your Payment at Maturity and will not be offset or mitigated by a positive performance by the other Reference Underlying.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the Redemption Amount upon an Automatic Call and Payment at Maturity described in this pricing supplement is based on the full Face Amount of your securities, the Issue Price of the securities includes the commissions, discounts and fees, if any, and the expected cost of hedging our obligations under the securities through one or more of our affiliates. The hedging costs also include the projected profit that the Issuer or its affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the Issue Price of the securities includes these commissions and hedging costs may adversely affect the price at which the Issuer or its affiliates may be willing to purchase the securities in the secondary market, if any. In addition, the hedging activity of the Issuer or its affiliates may result in the Issuer or its affiliates receiving a profit from hedging, even if the value of the securities declines.

•
LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — In addition to the levels of the Reference Underlyings on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	whether a Knock-In Event has occurred;
•	the expected volatility of the Reference Underlyings;
•	the time remaining to maturity of the securities;
•	the market price and dividend rate on the component stocks underlying the ReferenceUnderlyings;
•	interest rates and yields in the market generally and in the markets of the component stocksunderlying the Reference Underlyings;
•	a variety of economic, financial, political, regulatory or judicial events;
•	the composition of the Reference Underlyings and any changes to the component stocksunderlying them;
•	supply and demand for the securities; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•
TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES— We or one or more of our affiliates may hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Reference Underlyings and make it less likely that you will receive a return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Reference Underlyings on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Reference Underlyings. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the securities.

•
WE AND OUR AFFILIATES AND AGENTS, OR J.P. MORGAN CHASE & CO. AND  ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE REFERENCE UNDERLYINGS TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — We, our affiliates and agents, and J.P. Morgan Chase & Co. and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities. We, our affiliates and agents, or J.P. Morgan Chase & Co. and its affiliates, may publish research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or J.P. Morgan Chase & Co. or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Reference Underlyings to which the securities are linked.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these roles, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

•
THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — There is no controlling legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as Put Options secured by Deposits. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graphs set forth the historical performances of the S&P 500® Index and the Russell 2000® Index from February 9, 2007 through February 10, 2012. The closing level of the S&P 500® Index on February 10, 2012 was 1,342.64. The closing level of the Russell 2000® Index on February 10, 2012 was 813.33. We obtained the historical closing levels of the Reference Underlyings from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical levels of the Reference Underlyings should not be taken as an indication of future performance, and no assurance can be given as to the Closing Levels on any Call Date or the Final Levels. We cannot give you assurance that the performance of the Reference Underlyings will result in the return of any of your initial investment.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates, acting as placement agents for the securities, will receive a fee from the Issuer of $8.50 per $1,000 Face Amount of securities.

Validity of Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of December 30, 2011, filed as an exhibit to our opinion, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the securities and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of such counsel dated December 30, 2011, which has been filed on Form 6-K by the Issuer on December 30, 2011.